EXHIBIT 99.1

FOR IMMEDIATE RELEASE
        FROM PANAMSAT
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                   PANAMSAT DE-ORBITS BACK-UP SATELLITE PAS-6

                       No Customers or Service Affected As
                   Backup Satellite Removed From Orbital Slot

WILTON, CT - APRIL 2, 2004 - PanAmSat today announced that it has decided to de-orbit one of its in-orbit international spares, PAS-6, due to a failure in the satellite's power system. Located at 43 degrees west longitude, PAS-6 was one of two backup satellites supporting PanAmSat's international fleet. PanAmSat anticipates that this will not affect its 2004 revenues.

As a result of this event, PanAmSat will record a non-cash charge within income from operations of approximately $100 million in the first quarter of 2004. This will result in an approximate $63 million non-cash charge to net income after taxes. Further, the Company anticipates reduced depreciation expense for full year 2004 of approximately $9 million. PanAmSat will adjust its 2004 guidance to reflect these changes when it releases its first quarter 2004 results.

Launched on August 8, 1997, PAS-6 is a Loral Space Systems model FS-1300 satellite. PanAmSat does not plan to replace this satellite.

ABOUT PANAMSAT
PanAmSat Corporation (NASDAQ: SPOT) is one of the world's top three satellite operators managing a global fleet of 29 satellites, 24 of which are wholly-owned by the Company, for the delivery of news, sports and other television programming. In total, this fleet is capable of reaching more than 98 percent of the world's population through cable television systems, broadcast affiliates, direct-to-home operators, Internet service providers and telecommunications companies. In addition, PanAmSat supports the largest concentration of satellite-based business networks in the U.S., as well as specialized communications services in remote areas throughout the world. PanAmSat is 80.5 percent owned by The DIRECTV Group Inc. For more information, visit the company's web site at www.panamsat.com.

THE DIRECTV GROUP, INC.
The DIRECTV Group, Inc. (NYSE: DTV) formerly Hughes Electronics Corp. (NYSE:
HS), is a world-leading provider of digital multichannel television entertainment, broadband satellite networks and services, and global video and data broadcasting. The DIRECTV Group, Inc. is 34 percent owned by Fox Entertainment Group, which is approximately 82 percent owned by News Corporation Ltd.


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CONTACT:                                                         [PanAmSat logo]
KATHRYN LANCIONI (MEDIA/INVESTORS) o TEL 203-210-8000
TWENTY WESTPORT ROAD o WILTON, CONN. 06897 o USA